Sale and Assignment of a Limited Share	Verkauf und Abtretung einer Kommanditbeteiligung

between	zwischen

Suresh Capital Maritime Partners Germany GmbH Garrelstrasse14, 26789 Leer

- the “Seller”-	-die “Verkäuferin”-

and	und

Reederei Hartmann GmbH & Co. KG Garrelstrasse14, 26789 Leer

the “Buyer”	-die Käuferin-

the following transfer agreement is concluded:	wird der folgende Übertragungsvertrag abgeschlossen:

Art. 1

The Seller holds a share in the company	Die Verkäuferin ist an der Kommanditgesellschaft in Firma

ATL Reederei GmbH & Co. ”Larensediep“ KG

- hereinafter called the “KG“ -	- nachfolgend KG genannt -

registered in Leer with the corporate register of the Local Court of Aurich under number HRA 200528, as limited partner in the amount of € 1,500,000.00 (in words: Euro one million five hundred thousand) (hereinafter referred to as the “Limited Partner Share”).

mit Sitz in Leer, eingetragen im Handelsregister des Amtsgerichts Aurich, unter der Nummer HRA 200528, als Kommanditist mit einer Einlage in Höhe von € 1.500.000,00 (in Worten: Euro eine Millionen fünfhunderttausend) beteiligt (nachfolgend die „Kommanditanteile“ genannt).

/..

The share has been fully paid up.	Die Einlage ist in voller Höhe eingezahlt.

The Seller and the Buyer hold further shares as limted partners in the following limited partnerships	Die Verkäuferin und die Käuferin sind auch als Kommanditisten an folgenden Kommanditgesellschaften beteiligt:

ATL Offshore GmbH and Co. MS “Juist” KG
ATL Offshore GmbH and Co. MS “Norderney” KG
ATL Offshore GmbH and Co. “Isle of Baltrum” KG
ATL Offshore GmbH and Co. “Isle of Langeoog” KG
ATL Offshore GmbH and Co. “Isle of Amrum” KG
ATL Offshore GmbH and Co. “Isle of Sylt” KG
ATL Offshore GmbH and Co. “Isle of Wangerooge” KG
ATL Offshore GmbH and Co. “Isle of Neuwerk” KG
ATL Offshore GmbH and Co. “Isle of Usedom” KG

(hereinafter the “ATL Offshore SPVs”).	(nachfolgend “ATL Offshore SPVs)

The Buyer agreed to provide the ATL Offshore SPVs with a placement guarantee in the amount of € 40,700,000.00 (Euros fourty million seven hundred thousand) (hereinafter referred to as the “Placement Guarantee”) which is to be assigned to Norddeutsche Landesbank Girozentrale, Hannover (hereinafter referred to as the “NordLB”) as security for a loan of NordLB by which the payment of the Seller’s limited partner share to the ATL Offshore SPVs is financed.

Der Käufer ist bereit, eine Platzierungsgarantie zu Gunsten der ATL Offshore SPVs in Höhe von € 40.700.000,00 (Euro vierzig Millionen sieben hundert tausend) (nachfolgend die „Platzierungsgarantie“ genannt) zu stellen, die als Sicherheit für ein Darlehen der Norddeutschen Landesbank Girozentrale, Hannover (nachfolgend die „NordLB“ genannt), mit dem die Einzahlung des Kommanditkapitals der Verkäuferin in die ATL Offshore SPVs finanziert wird, an die NordLB abzutreten ist.

In case the Placement Guarantee is enforced by NordLB against the Buyer and therefore the limited partner share of the Seller in any of the ATL Offshore SPVs is paid, the Buyer shall be entitled to demand from the Seller the assignment of the Limited Partner Share of the KG at its nominal value upon terms and conditions agreed herein.

Für den Fall, dass der Käufer von der NordLB aus der Platzierungsgarantie in Anspruch genommen wird und damit die Kommanditeinlage der Verkäuferin in irgendeiner der ATL Offshore SPVs geleistet wird, ist die Käuferin berechtigt von der Verkäuferin die Übertragung der Kommanditanteile an der KG zum Nominalwert entsprechend den Bedingungen dieser Vereinbarung zu verlangen.

Art. 2

1. In fulfilment of its obligation according to Art. 1 the Buyer is entitled to demand the assignment of the Limited Partner Share according to the following terms and conditions (hereinafter referred to as the “Call Option”).

1. In Erfüllung ihrer Verpflichtung gem. Art. 1 ist die Käuferin berechtigt, von der Verkäuferin die Übertragung der Kommanditanteile nach Maßgabe der nachfolgenden Bestimmungen zu verlangen (nachfolgend die „Call Option“ genannt).

2. The Buyer can exercise the Call Option only during the period from delivery of the motor ship “UOS Atlantis” by the ship yard to ATL Offshore GmbH & Co. MS “Juist” KG until delivery of the motor ship “UOS Liberty” by the ship yard to ATL Offshore GmbH & Co. ”ISLE OF USEDOM” KG.

2. Die Käuferin kann die Call-Option nur in der Zeit von Ablieferung des Motor Schiffes „UOS Atlantis“ von der Bauwerft an ATL Offshore GmbH & Co. MS “Juist” KG bis zur Ablieferung des Motor Schiffes „UOS Liberty “ von der Bauwerft an ATL Offshore GmbH and Co. “ISLE OF USEDOM” KG ausüben.

3. The Call Option can be exercised either for all Limited Partner Shares together or for specific Limited Partner Shares to be determined by the Buyer.	3. Die Call-Option kann sowohl für alle Kommanditanteile gemeinsam als auch für von der Käuferin zu bestimmende Teilkommanditanteile ausgeübt werden.

4. The execution of the Call Option is made by submission of a written notice of acceptance to the Seller. With receipt of the written notice of acceptance by the Seller a contract of assignment with regard to the Limited Partner Share and/or the to be determined parts of the Limited Partner Share is concluded between the parties upon following terms and conditions.

4. Die Ausübung der Call Option erfolgt durch Übermittlung einer schriftlichen Annahmeerklärung gegenüber der Verkäuferin. Durch den Empfang der schriftlichen Annahmeerklärung durch die Verkäuferin kommt zwischen den Parteien ein Übertragungsvertrag im Hinblick auf die Kommanditanteile und/oder zu bildenden Teil-kommanditanteile zu nachfolgenden Bedingungen zustande.

Art. 3

The Seller hereby irrevocably assigns its Limited Partner Share to the Buyer with all rights and obligations at its nominal value with effect from the receipt of the Call Option by the Seller under the condition precedent

Die Verkäuferin tritt hiermit unwiderruflich ihre Kommanditanteile mit allen Rechten und Pflichten zum Nominalwert mit Wirkung auf den Tag des Eingangs der „Call Option“ bei dem Verkäufer an die die Käuferin unter der aufschiebenden Bedingung ab,

(a) that the assignment of the Limited Partner Share at its nominal value is limited to the amount which the Buyer has actually paid under the Placement Guarantee,	(a) dass die Abtretung zum Nominalwert der Kommanditanteile nur bis zur Höhe des Betrages erfolgt, den die Käuferin unter der Platzierungsgarantie tatsächlich gezahlt hat,

(b) that the Buyer has not been assigned any other limited partner shares of the Seller in other limited partnerships than the KG, and	(b) dass der Käuferin keine anderweitigen Kommanditanteile der Verkäuferin an anderen Kommanditgesellschaften als der KG übertragen wurden und

(c) that the retirement of the Seller (in case of an assignment of one part of the Limited Partner Share, the partial retirement of the Seller) and the entry of the Buyer as limited partner by way of succession to specific rights and obligations has been recorded in the corporate register.

(c) dass das Ausscheiden der Verkäuferin (bei Übertragung einer Teilkommanditeinlage das teilweise Ausscheiden der Verkäuferin) und der Eintritt der Käuferin als Kommanditistin im Wege der Sonderrechtsnachfolge im Handelsregister eingetragen worden ist.

The Buyer is entitled to limit the assignment to parts of the share provided the part is divisible by 1,000.	Die Käuferin ist berechtigt die Abtretung auf einen Teil des Kommanditanteils zu beschränken, wobei dieser durch 1.000 teilbar sein muß.

The Buyer hereby accepts the assignment.	Die Käuferin nimmt hiermit die Abtretung an.

Art. 4

1. The Seller warrants that the rights under the partnership are not attached, pledged of in any other way encumbered or assigned.	1. Die Verkäuferin sichert zu, dass die Rechte aus dem Gesellschaftsverhältnis weder gepfändet, verpfändet noch anderweitig belastet oder abgetreten sind.

2. Among waiver of the call and celebration of a shareholders meeting the approval of the shareholders meeting of the limited partners to the assignment of the Limited Partner Share or parts of the Limited Partner Share is granted for the KG by signature of the parties under this contract.

2. Die Zustimmung der Gesellschafter-versammlung der Gesellschaft zur Übertragung der Kommanditanteile oder Teilkommanditanteile wird unter Verzicht auf die Einberufung und Abhaltung einer Gesellschafter-versammlung für die KG durch Unterschrift der Parteien unter diesen Vertrag erteilt.

3. The retiring Seller does neither receive from the KG nor from ATL Reederei GmbH any compensation out of the assets of the KG for its abandoned rights.	3. Die ausscheidende Verkäuferin erhält von der KG wie auch von der ATL Reederei GmbH keinerlei Abfindung für die aufgegebenen Rechte aus dem Vermögen der Gesellschaft.

Art. 5

The Buyer intends its direct entry of its limited share in the corporate register and undertakes to submitt all necessary documents in relation thereto. The Seller undertakes to declare his resignation to the corporate register forthwith.

Die Käuferin beabsichtigt ihre unmittelbare Eintragung der Kommanditbeteiligung in das Handelsregister und verpflichtet sich, die dafür erforderlichen Unterlagen vorzulegen. Die Verkäuferin verpflichtet sich zur unverzüglichen Anmeldung ihres Ausscheidens an das Handelsregister.

Art. 6

ATL Reederei GmbH,

the general partner of the KG agrees to the sale and assignment of the limited share according to this contract.	die Komplementärin der KG, ist mit dem Verkauf und der Übertragung des Kommanditanteils gemäß dieses Vertrages einverstanden.

Art. 7

The Buyer confirms having received the Company Agreement of the KG.	Die Käuferin bestätigt, dass ihr der Gesellschaftsvertrag der KG ausgehändigt wurde.

Art. 8

Should any of the provisions of this contract be or become invalid, the validity of the rest of the contract shall not be affected. The parties agree to substitute the invalid provision by a valid provision which covers the contents of the invalid provision in the best legal and economic way.

Ist eine Bestimmung dieses Vertrages unwirksam oder wird sie unwirksam, so wird davon die Wirksamkeit des Vertrages im Übrigen nicht berührt. Die Parteien vereinbaren, anstelle der unwirksamen Bestimmung eine wirksame Bestimmung zu setzen, die der unwirksamen Bestimmung in rechtlicher und wirtschaftlicher Hinsicht am nächsten kommt.

The costs and expenses of the required declarations to the corporate register are borne by the Seller.	Die Kosten und Auslagen die zur benötigten Anmeldung beim Handelsregister anfallen, trägt die Verkäuferin.

This Contract is drafted in German and translated into English. However, should the parties disagree about the interpretation of any clause, the German version shall prevail.
Dieser Vertrag wurde in Deutsch entworfen und in die englische Sprache übersetzt. Sollte es zwischen den Parteien jedoch zu Unstimmigkeiten über die Auslegung von einzelnen Bestimmungen kommen, soll die deutsche Fassung bestimmend sein.

This Contract is governed and construed in accordance with German law. All disputes arising out of or in connection with this Contract or concerning its validity shall be finally settled by arbitration in accordance with the Arbitration Rules of the German Maritime Arbitration Association (GMAA-Arbitration) in Hamburg.

Dieser Vertrag unterliegt deutschem Recht. Alle sich aus oder in Zusammenhang mit diesem Vertrage oder über seine Gültigkeit ergebenden Streitigkeiten werden durch ein Schiedsgericht nach der Schiedsgerichtsordnung der German Maritime Arbitration Association (GMAA) in Hamburg entschieden."

Signed:

Leer, den 31.3.09

/S/

Suresh Capital Maritime Partners Germany GmbH

Leer, den 31.3.09

/S/
Reederei Hartmann GmbH & Co. KG

Leer, den 31.3.09

/S/
ATL Reederei GmbH